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EXHIBIT 4.2

SEATTLE GENETICS, INC.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

December 22, 1999

1

SEATTLE GENETICS, INC.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

    This Amended and Restated Investors' Rights Agreement (the "Agreement") is made as of the 22nd day of December, 1999, by and among Seattle Genetics, Inc., a Delaware corporation (the "Company"), the holders of shares of Common Stock listed on Exhibit A (the "Founders"), the holders of shares of Series A Preferred Stock listed on Exhibit B and the holders of shares of Series B Preferred Stock listed on Exhibit C attached hereto (collectively, the "Investors" and individually, an "Investor").

RECITALS

    The Company, the Founders and certain of the Investors who hold shares of the Company's Series A Preferred Stock (the "Series Investors") entered into an Amended and Restated Investors' Rights Agreement on March 31, 1998 in connection with the sale and purchase of the Company's Series A Preferred Stock (the "Prior Agreement"), pursuant to which such Founders and Investors were granted certain rights.

    The Company and certain of the Investors (the "Series B Investors") have entered into a Series B Preferred Stock Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company desires to sell severally to such Series B Investors and such Series B Investors desire to purchase severally from the Company shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock"). A condition to such Series B Investors' obligations under the Purchase Agreement is that the Company, the Founders and the Investors enter into this Agreement in order to provide the Investors with certain rights as set forth below, including, but not limited to, (i) certain rights to register shares of the Company's Common Stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities.

    The Company, the Series A Investors and the Founders each desire to induce the Series B Investors to purchase shares of Series B Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions and covenants set forth herein.

    The Founders and the Series A Investors are holders of at least a majority of the Registrable Securities of the Company (as defined in the Prior Agreement) and desire to terminate the Prior Agreement in its entirety and accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

AGREEMENT

    The parties hereby agree as follows:

1.  Registration Rights.  The Company and the Investors covenant and agree as follows:

    1.1  Definitions. For purposes of this Section 1:

      (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document;

      (b) The term "Registrable Securities" means (i) the shares of Common Stock issuable or issued upon conversion of the Series A and Series B Preferred Stock, (ii) the shares of Common Stock issued to the Founders set forth in the amounts on Exhibit A hereto (which amounts shall exclude any Common Stock obtained through the exercise of any option) (the "Founders' Stock"), provided, however, that for the purposes of Sections 1.2, 1.4, and 1.13, the Founders' Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

      (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

      (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

      (e) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act;

      (f)  The term "SEC" means the Securities and Exchange Commission; and

      (g) The term "Qualified IPO" means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, which results in aggregate cash proceeds to the Corporation of $20,000,000 (net of underwriting discounts and commissions).

    1.2  Request for Registration

      (a) If the Company shall receive at any time after the earlier of (i) December 31, 2002, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) (the "IPO"), a written request from the Holders of forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least forty percent (40%) of the Registrable Securities then outstanding, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.3.

      (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his

  Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

      (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

      (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

         (i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

        (ii) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

        (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

    1.3  Company Registration.  If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.3, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

    1.4  Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

      (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

      (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if within the six (6) month period preceding the date of such request, the Company has already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3, provided that there was no reduction in the number of securities proposed to be sold by the Holders in such registration.

      (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

    1.5  Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

      (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

      (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

      (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

      (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

      (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

      (f)  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

      (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

      (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

      (i)  Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

    1.6  Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

    1.7  Expenses of Registration.

      (a) Demand Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

      (b) Company Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

      (c) Registration on Form S-3.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company (which fees and disbursements will not exceed $30,000), which approval shall not be unreasonably withheld, shall be borne by the Company.

    1.8  Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty-five percent (35%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included, (ii) any securities held by a Founder be included if any securities held by any selling Holder are excluded or (iii) shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders, without the prior written consent of Holders of not less than 66 2/3% of the Registrable Securities proposed to be sold in the offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

    1.9  Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

    1.10  Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

      (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, liabilities and expenses (including, but not limited to reasonable attorneys' fees and any and all reasonable expenses incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim, and any and all amounts paid in settlement of any claim or litigation) (collectively, "Losses") (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, form of prospectus, or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, partner, officer, director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person of such Holder.

      (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

      (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

      (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

      (e) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and the term of this Agreement. No indemnifying party, in defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof given by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

    1.11  Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

      (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

      (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

      (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

      (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

    1.12  Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 100,000 Registrable Securities held by such Holder, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purpose of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership.

    1.13  Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of two-thirds (2/3rds) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which are included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

    1.14  "Market Stand-Off" Agreement.  Each Holder hereby agrees that, during the period of duration (up to, but not exceeding, 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

      (a) such agreement shall only apply to the Company's first firm commitment underwritten public offering of its common stock registered under the Securities Act; and

      (b) all officers and directors of the Company, all one-percent securityholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

    In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 1.14.

    Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

    1.15  Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of a Qualified IPO, or (ii) following a Qualified IPO, at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's Registrable Securities (including the Registrable Securities of such Holder's affiliates, partners and former partners) during a three (3)-month period without registration and such Holder owns less than one percent (1%) of the then outstanding stock of the Company.

2.  Covenants of the Company

    2.1  Delivery of Financial Statements.  The Company shall deliver to each Investor holding, and to transferees of, at least 100,000 shares of Registrable Securities:

      (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

      (b) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

      (c) within thirty (30) days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

      (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis; and

      (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.

    2.2  Inspection.  The Company shall permit each Holder of Registrable Securities, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

    2.3  Right of First Offer.  Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate. For purposes of this Section 2.3, a "Major Investor" shall mean any person who holds at least 500,000 shares of Series A or Series B Preferred Stock (or the Common Stock issued upon conversion thereof) and includes any general partners and affiliates of a Major Investor.

    Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

      (a) The Company shall deliver a notice by certified mail ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

      (b) Within 15 calendar days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a "Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

      (c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

      (d) The right of first offer in this paragraph 2.3 shall not be applicable (i) to the issuance or sale of up to 2,130,000 shares of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to or after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions, (vi) to the issuance of securities to an academic or research institution in connection with the license of technology or research and development services or shares issued to a strategic partner in connection with a license agreement, joint marketing agreement, technology development agreement or similar strategic relationship, (vii) to the issuance or sale of the Series B Preferred Stock or Common Stock issued upon conversion of the Series A Preferred or Series B Preferred Stock, or (viii) to the issuance of securities pursuant to currently outstanding options, warrants, notes or other rights to acquire securities of the Company.

    2.4  Board Observation Right.  So long as any Investor holds more than 500,000 shares of Preferred Stock (or Common Stock issued upon conversion thereof and as adjusted for subsequent stock splits, recombinations or reclassifications), the Company shall invite one (1) designated representative of such Investor to attend all meetings of its Board of Directors in a nonvoting advisory capacity. The Company shall give such designated representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time as such materials are provided to the directors; provided, however, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Company believes, upon advise of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly-sensitive information.

    2.5  Termination of Covenants.

      (a) The covenants set forth in Sections 2.1 through Section 2.4 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) when the Company shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other reorganization transaction or series of related transactions where the stockholders of the Company immediately prior to such merger, consolidation or reorganization shall own less than 50% of the voting stock of the continuing or surviving entity after the merger, consolidation or reorganization, provided that this subsection (ii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

      (b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.5(a) above.

    2.6  Reservation of Common Stock.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

    2.7  Proprietary Information and Invention Agreement.  The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreement.

    2.8  Qualified Small Business.  In the event that the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the shares no longer being "qualified small business stock" within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. The Company also agrees not to repurchase any stock of the Company if such repurchase would cause the Shares not to so qualify as "qualified small business stock." The Company further covenants to submit to its shareholders and to state and federal taxation authorities such form and filings as may be required to document such compliance, including the California Franchise Tax Board Form 3565, Small Business Stock Questionnaire, with its franchise or income tax return for the current income year.

    2.9  Small Business Administration Matters.

      (a) The proceeds from the issuance and sale of the Shares will be used by the Company for working capital and other general corporate purposes. The Company will provide to each Purchaser identified as a licensed Small Business Investment Company on Schedule A hereto (each an "SBIC Investor"), and to the Small Business Administration (the "SBA"), reasonable access to the Company's books and records for the purpose of confirming the use of proceeds by the Company.

      (b) For a period of one (1) year following the Closing (as defined in the Purchase Agreement), the Company will not change the nature of its business activity if such change would render the Company "ineligible" as provided in Section 107.720 of Title 13 of the Federal Regulations.

      (c) So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of Sections 112, 113 and 117 of Title 13 of the Federal Regulations.

      (d) Within forty-five (45) days after the end of each fiscal year of the Company, and at such other times as an SBIC Investor may reasonably request in writing to the Company, the Company will deliver to such SBIC Investor a written assessment in form and substance reasonably satisfactory to such SBIC Investor, as to the economic impact of such SBIC Investor's financing of the Company, specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of such financing on the Company's business in terms of profits and with respect to taxes paid by the Company and its employees. The Company will promptly provide each SBIC Investor who so requests in writing to the Company, specifying in such written request the nature of such required information in reasonable detail, such information as such SBIC Investor requests, in order to permit such SBIC Investor to comply with such SBIC Investor's obligations under the Small Business Act of 1958, as amended (the "Small Business Act"), and the regulations promulgated thereunder and related thereto. Any submission of financial information pursuant to this Section 2.9 shall be under cover of a certificate executed by the Company's President, Chief Executive Officer Chief Financial Officer or Treasurer, certifying that such information (i) relates to the Company, (ii) to the best of the Company's knowledge is accurate and (iii) if applicable, has been audited by the Company's independent auditors.

    2.10  Regulatory Compliance Cooperation.  In the event that any SBIC Investor determines that it has a Regulatory Problem (as defined below), it shall have the right to transfer its shares of Series B Preferred Stock in compliance with applicable state and federal securities laws, but without regard to any other restrictions on transfer set forth in the Agreements, as such term is defined in the Purchase Agreement (provided that the transferee agrees to become a party to each such agreement), and the Company shall take all such actions as are reasonably requested by such SBIC Investor in order to (i) effectuate and facilitate any transfer by it of any securities of the Company then held by it to any person designated by such SBIC Investor with the consent of the Company, which consent shall not be unreasonably withheld, (ii) permit such SBIC Investor (or any of its affiliates) to exchange all or any portion of any voting security then held by it on a share-for-share basis for shares of a nonvoting security of the Company, which nonvoting security shall be identical in all respects to the voting security exchanged for it, except that it shall be nonvoting and shall be convertible into a voting security on such terms as are requested by it in light of regulatory considerations then prevailing, provided that such voting security shall not have terms superior to the stock originally exchanged, and (iii) take all necessary actions as are required to amend this Agreement, as amended from time to time, to effectuate and reflect the foregoing. For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency that an SBIC Investor is not entitled to hold, or exercise any significant right with respect to, the underlying securities into which the Series B Preferred is convertible.

3.  Miscellaneous

    3.1  Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A or Series B Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Nothing herein shall prevent Bank of America Ventures at its sole discretion from assigning its interest hereunder to Bank of America Ventures, L.P.

    3.2  Entire Agreement; Amendment; Waiver.  This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of a majority of the Registrable Securities and such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder; provided, however, that for purposes of amending Sections 1.2 and 1.4 herein, the Founders Stock shall not be deemed Registrable Securities for purposes of obtaining a majority of Registrable Securities for amendments to such sections.

    3.3  Notices.  Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth on Exhibit B hereto or as subsequently modified by written notice.

    3.4  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

    3.5  Governing Law.  This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington without giving effect to principles of conflicts of laws.

    3.6  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    3.7  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    3.8  Aggregation of Stock.  All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

[SIGNATURE PAGES TO SEATTLE GENETICS, INC.
AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

    The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written.

COMPANY:
SEATTLE GENETICS, INC.
By:	/s/ H. PERRY FELL
H. Perry Fell President
Address:	22215 - 26th Avenue S.E. Bothell, WA 98021-4425
Fax Number: (425) 489-4798
FOUNDERS:
/s/ H. PERRY FELL H. Perry Fell
Address:	c/o Seattle Genetics, Inc. 22215 - 26th Avenue S.E. Bothell, WA 98021-4425
Fax Number: (425) 489-4798
/s/ CLAY B. SIEGALL Clay B. Siegall
Address:	c/o Seattle Genetics, Inc. 22215 - 26th Avenue S.E. Bothell, WA 98021-4425
Fax Number: (425) 489-4798
VLG INVESTMENTS 1997
By:	/s/ TAE HEA NAHM
Name:	Tae Hea Nahm
Title:	Director
Address:	2800 Sand Hill Road Menlo Park, CA 94025-7055
Fax Number: (415) 233-8386

/s/ WILLIAM W. ERICSON William W. Ericson
Address:	4750 Carillon Point Kirkland, WA 98033-7355
Fax Number: (425) 739-8750
/s/ SONYA F. ERICKSON Sonya F. Erickson
Address:	4750 Carillon Point Kirkland, WA 98033-7355
Fax Number: (425) 739-8750
SERIES A INVESTORS: OLYMPIC VENTURE PARTNERS IV, L.P.
By:	OVMC IV, L.L.C. Its: General Partner
By:	/s/ GEORGE H. CLUTE
George H. Clute Managing Member
Fax Number: (425) 489-4798
Address:	2420 Carillon Point Kirkland, WA 98033-7353
Fax Number: (425) 889-0152
OVP IV ENTREPRENEURS FUND, L.P.
By:	OVMC IV, L.L.C. Its: General Partner
By:	/s/ GEORGE H. CLUTE
George H. Clute Managing Member
Address:	2420 Carillon Point Kirkland, WA 98033-7353
Fax Number: (425) 889-0152

STF III, L.P.
By:	/s/ NANCY BURRUS
Nancy Burrus
Title:	Investment Manager
Address:	2180 Sand Hill Road, Suite 450 Menlo Park, CA 94025
Fax Number: (650) 323-5561
SOFINNOVA VENTURE PARTNERS IV, L.P.
By:	/s/ MIKE POWELL
Mike Powell General Partner
Address:	140 Geary Street, 10th Floor San Francisco, CA 94108
Fax Number: (415) 597-5750
/s/ KARL ERIK HELLSTRÖM Karl Hellström
/s/ INGEGERD HELLSTRÖM Ingegerd Hellström
Address:	3925 N.E. Surber Drive Seattle, WA 98105-5406
/s/ DARREN SIEGALL Darren Siegall
/s/ GLORIA SIEGALL Gloria Siegall
Address:	15644 Haddonfield Way Darnestown, MD 20878
/s/ SAMUEL WEIRICH Samuel Weirich
/s/ JONE SAMPSON Jone Sampson
Address:	15920 Oswego Shore Court Lake Oswego, OR 97034

/s/ KEVIN MCNAMARA Kevin McNamara
Address:	1710 37th Avenue Seattle, WA 98122
Richard Wohns
Address:	7410 Eastside Drive N.E. Tacoma, WA 98422
Rick Murdock
Address:	c/o CellPro Incorporated 22215 26th Avenue Bothell, WA 98021
SERIES B INVESTORS:
BANK OF AMERICA VENTURES
By:	/s/ LOU C. BOCK
Title:	General Partner
Address:	Bank of America Ventures 950 Town Lane, Suite 700 Foster City, CA 94404
CASCADE INVESTMENTS, L.L.C.
By:	/s/ MICHAEL LARSON
Title:	Manager
Address:	2365 Carillon Point Kirkland, WA 98033
VULCAN VENTURES, INC.
By:	/s/ ILLEGIBLE
Title:	Vice President
Address:	110 110th Avenue NE, Suite 550 Bellevue, WA 98004

OLYMPIC VENTURE PARTNERS IV, L.P.
By:	/s/ GEORGE H. CLUTE
Title:	Managing Member
Address:	2420 Carillon Point Kirkland, WA 98033
SOFINNOVA VENTURE PARTNERS IV, L.P.
By:	/s/ MICHAEL F. POWELL
Title:	Managing Director
Address:	140 Geary Street, 10th Floor San Francisco, CA 94108
SOFINNOVA VENTURE AFFILIATES IV, L.P.
By:	/s/ MICHAEL F. POWELL
Title:	Managing Director
Address:	140 Geary Street, 10th Floor San Francisco, CA 94108
GENENTECH, INC.
By:	/s/ BRAD GOODWIN
Title:	VP Finance
Address:	1 DNA Way South San Francisco, CA 94080
INDOSUEZ VENTURES
By:	/s/ ILLEGIBLE
Title:	Investment Manager
Address:	2180 Sand Hill Road, Suite 450 Menlo Park, CA 94025

VLG INVESTMENTS 1999
By:	/s/ TAE HEA NAHM
Title:	Tae Hea Nahm, Director
Address:	2800 Sand Hill Road Menlo Park, CA 94025
/s/ WILLIAM W. ERICSON William W. Ericson
Address:	c/o Venture Law Group 4750 Carillon Point Kirkland, WA 98033
/s/ SONYA F. ERICKSON Sonya F. Erickson
Address:	c/o Venture Law Group 4750 Carillon Point Kirkland, WA 98033
COOLEY GODWARD LLP
By:

Title:

Address:	5 Palo Alto Square, 4th Floor 3000 El Camino Real Palo Alto, CA 94306-2155
Darren Siegall
Gloria Siegall
Address:	15644 Haddonfield Way Darnestown, MD 20878
/s/ SAMUEL WEIRICH Samuel Weirich
Address:	15920 Owsego Shore Court Lake Oswego, OR 97034

Kevin McNamara
Address:	4060 120th Avenue SE Bellevue, WA 98006
INVESTORS:
CG&H INVESTMENTS
By:	/s/ JOHN L. CARDOZA John L. Cardoza Executive Partner Print Name
Address:	One Maritime Plaza, 20th Floor San Francisco, CA 94111-3580
SOLOMON SMITH BARNEY CUSTODIAN FBO KEVIN MCNAMARA IRA
By:	/s/ REBECCA PEARSON
Name:	Rebecca Pearson
Title:	Operations Mgr./VP
Address:	Address 500 108th Avenue NE Suite 1900 Bellevue, WA 98004

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AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
RECITALS
AGREEMENT
[SIGNATURE PAGES TO SEATTLE GENETICS, INC. AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]